Exhibit 99.1


   Universal Hospital Services, Inc. Announces Rex Clevenger as CFO

    BLOOMINGTON, Minn.--(BUSINESS WIRE)--June 30, 2004--Universal Hospital Services, Inc., ("UHS") announced today that Rex Clevenger has joined the company as its Senior Vice President & Chief Financial Officer.
    "We are excited to have Rex join our management team," said Gary Blackford, President and CEO of UHS. "He has hit the ground running already. Bringing a financial executive with Rex's talent and experience is a key milestone on our path to transforming UHS from a market leading equipment rental company, to the premier medical equipment lifecycle services company in the country. Rex will do great things here."
    Mr. Clevenger brings over 25 years of financial operations and capital markets experience to UHS. Prior to joining UHS, he had extensive capital attraction, corporate finance and planning roles as Senior Vice President, Finance for Reliant Resources, Inc. (NYSE:RRI) in Houston, and with privately held Koch Industries in Wichita and Singapore. Rex also worked in commercial and investment banking roles in Houston and New York, and as a CPA for Arthur Andersen. He is a graduate of the University of Missouri and holds a Bachelor of Science degree in Business Administration.

    About Universal Hospital Services, Inc.

    Universal Hospital Services, Inc. is the leading medical equipment lifecycle services company in the country, offering comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. Based in Bloomington, Minnesota, Universal Hospital Services currently operates through 71 district offices and 13 regional service centers, serving customers in all 50 states and the District of Columbia.


Universal Hospital Services, Inc.
3800 American Boulevard West, Suite 1250
Bloomington, MN  55431-4442
952-893-3200
www.uhs.com


    CONTACT: Universal Hospital Services, Inc., Bloomington
             Bethany A. Oliver, 952-893-3288